Smith Barney Small Cap Opportunities Portfolio
Sub-Item 77C
Registrant incorporates by reference Registrant's 497 Supplement dated December 1, 2005 filed on December 1, 2005.
(Accession No. 0001193125-05-234736)

Sub-Item 77C (Results of a Special Meeting of Shareholders) Results of a Special Meeting of Shareholders
On November 15, 2005, a Special Meeting of Shareholders was
held for the following purposes: 1) to approve a new management agreement; and 2) to elect Trustees. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.
Item Voted on	        Votes For   	     Votes Against
New Management Agreement 5,049,665.82          231,860.01
Election of Trustees
Nominees:
Eliot J. Berv 		5,124,012.52 	       231,710.39
Donald M. Carlton	5,124,012.52 	       231,710.39
A. Benton Cocanougher 	5,124,012.52 	       231,710.39
Mark T. Finn 		5,124,012.52 	       231,710.39
Stephen Randolph Gross 	5,124,012.52 	       231,710.39
Diana R. Harrington 	5,124,012.52 	       231,710.39
Susan B. Kerley 	5,124,012.52 	       231,710.39
Alan G. Merten 		5,124,012.52 	       231,710.39
R. Richardson Pettit 	5,124,012.52 	       231,710.39
R. Jay Gerken 		5,124,012.52 	       231,710.39


Abstentions		Broker Non-Votes

74,197.08			0
 	0 	     	        0
 	0	      		0
 	0	     		0
	0 	     		0
 	0
 	0	     		0
        0 	     		0
        0 	    		0
      	0                       0
     	0                       0


1 Trustees are elected by the shareholders of all of the series of the trust of which the fund is a series.

Sub-Item 77C (Mutual Fund Proxy)
Registrant incorporates by reference Registrant's DEFA 14A dated
September 27, 2005 filed on September 27, 2005.
(Accession No. 0001193125-05-192361)

Sub-Item 77C (Mutual Fund Proxy)
Registrant incorporates by reference Registrant's DEF 14A dated
September 2, 2005 filed on September 2, 2005.
(Accession No. 0001193125-05-179915)